EXHIBIT 99.3

PRO FORMA BALANCE SHEET

(in thousands, except shares)

	Edible Garden	Greenleaf		Consolidated
	AG, Inc.	Growers, Inc.	Pro Forma	Pro Forma
	June 30, 2022	June 30, 2022	Adjustments	June 30, 2022
	(audited)	(audited)	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash	$5,704	$158	$(2,121)	$3,741
Accounts receivable, net	790	255	(255)	790
Inventory	394	-	46	440
Prepaid expenses and other current assets	111	-	-	111
Short-term loans to related parties		57	(57)	0

Total current assets	6,999	470	(2,387)	5,082

Property, equipment and leasehold improvements, net	2,220	111	2,600	4,931
Other assets	199	1	79	279

TOTAL ASSETS	$9,418	$582	$292	$10,292

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$1,940	$21	$(21)	$1,940
Short-term debt, net of discounts	2,541	650	(412)	2,779
Short-term debt, net of discounts - related party	-	484	(484)	0

Total current liabilities	4,481	1,155	(917)	4,719

Long-term liabilities:
Long-term debt, net of discounts	3,307	-	771	4,078
Long-term lease liabilities	82	-	-	82

Total long-term liabilities	3,389	-	771	4,160

Total liabilities	7,870	1,155	(146)	8,879

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS EQUITY (DEFICIT):
Common stock ($0.0001 par value, 200,000,000 shares authorized, 8,654,941 shares outstanding as of June 30, 2022	1	-	-	1
Additional paid-in capital	16,548	-	-	16,548
Accumulated deficit	(15,001)	(573)	438	(15,136)

Total stockholders equity (deficit)	1,548	(573)	438	1,413

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$9,418	$582	$292	$10,292

Pro Forma Adjustments
1 - Eliminate all assets and liabilities not acquired
2 - Record cash disbursements and debt entered into for assets acquired
3 - Record depreciation and interest expense as if the transaction occurred on January 1, 2022

1

PRO FORMA STATEMENT OF OPERATIONS

(in thousands, except shares)

	Edible Garden	Greenleaf		Consolidated
	AG, Inc.	Growers, Inc.		Pro Forma
	Year Ended	Year Ended		Year Ended
	December 31, 2021	December 31, 2021	Pro Forma Adjustments	December 31, 2021
			(unaudited)	(unaudited)

Revenue	$10,507	$1,992	$-	$12,499
Cost of goods sold	9,859	1,073	-	10,932

Gross profit	648	919	-	1,567

Selling, general and administrative expenses	5,611	1,047	183	6,841
Loss from operations	(4,963)	(128)	(183)	(5,274)

Other income / (loss)
Interest expense, net	(617)	(53)	(12)	(682)
Gain (Loss) from extinguishment of debt	42	263	(263)	42
Other income		19	(19)	-
Total other expenses	(575)	229	(294)	(640)

NET LOSS	$(5,538)	$101	$(477)	$(5,914)

Pro Forma Adjustments
1 - Eliminate gain from extinguishment of debt and other income not acquired
2 - Record depreciation and interest expense as if the transaction occurred on January 1, 2021

2

PRO FORMA STATEMENT OF OPERATIONS

(in thousands, except shares)

	Edible Garden	Greenleaf		Consolidated
	AG, Inc.	Growers, Inc.		Pro Forma
	Six Months Ended	Six Months Ended	Pro Forma	Six Months Ended
	June 30, 2022	June 30, 2022	Adjustments	June 30, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$5,722	$1,247	$-	$6,969
Cost of goods sold	5,611	649	-	6,260

Gross profit	111	598	-	709

Selling, general and administrative expenses	4,340	611	93	5,044
Loss from operations	(4,229)	(13)	(93)	(4,335)

Other expenses
Interest expense, net	(1,737)	(26)	(16)	(1,779)
Gain (Loss) from extinguishment of debt	(826)	-	-	(826)
Other income / (loss)	(590)	10	(10)	(590)
Total other expenses	(3,153)	(16)	(26)	(3,195)

NET LOSS	$(7,382)	$(29)	$(119)	$(7,530)

Pro Forma Adjustments
1 - Eliminate gain from extinguishment of debt and other income not acquired
2 - Record depreciation and interest expense as if the transaction occurred on January 1, 2022

3